UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

WASTE CONNECTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following paragraph supplements, amends and restates the corresponding paragraph found on page 6 of our proxy statement, filed with the Securities and Exchange Commission on, and originally distributed and made available on or about, March 25, 2010, in connection with our 2010 Annual Meeting of stockholders to be held on Friday, May 7, 2010:

Michael W. Harlan has been President and Chief Executive Officer of U.S. Concrete, Inc., a publicly traded producer of ready-mixed concrete, precast concrete products and concrete-related products to all segments of the construction industry, since May 2007. Mr. Harlan has also served as a Director of U.S. Concrete, Inc., since June 2006. Mr. Harlan served as U.S. Concrete’s Executive Vice President and Chief Operating Officer from April 2003 to May 2007 and as Chief Financial Officer from May 1999 to November 2004. On April 29, 2010, U.S. Concrete filed a plan of reorganization under Chapter 11 of the federal bankruptcy code. From November 1997 to January 30, 1998, Mr. Harlan served as a consultant to Waste Connections on various financial matters. From March 1997 to August 1998, Mr. Harlan was Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic practices in the U.S. and Canada. From April 1991 to December 1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), including serving as Treasurer and Assistant Secretary, beginning in September 1993. From May 1982 to April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Anderson LLP, where he was a Manager since July 1986. Mr. Harlan is on the Board of Directors of the National Ready Mixed Concrete Association, where he serves on the Executive Committee. He also is a member of the Board of Trustees of the RMC Research & Education Foundation, where he serves as Chairman of the Program Committee and a member of the Advisory Council. Mr. Harlan also is a member of the Concrete Industry Management National Steering Committee and the University of Houston Honors College Advisory Board. Mr. Harlan is a Certified Public Accountant and holds a B.A. degree from the University of Mississippi.